Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172208 on Form S-8 of our report dated March 30, 2012, relating to the consolidated financial statements of BG Medicine, Inc., appearing in this Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 30, 2012